DISCAS ANNOUNCES ASSET PURCHASE
                        AND ESTABLISHMENT OF NEW FACILITY


          WATERBURY, CT, October 30, 1997 -- Discas, Inc. (NASDAQ: DSCS) today announced that it has purchased the assets of the AKD division of Ash-Kourt Fabrics, Inc. and will be establishing a manufacturing operation in Statesville, North Carolina. AKD was a processor of recycled polypropylene, supplying Discas with raw materials.

         In conjunction with this purchase, Discas entered into a long term lease for a 32,500 square foot manufacturing and distribution facility within a mile of Ash-Kourt's fabric conversion plant.

         Patrick A. DePaolo, Chairman and CEO of Discas, stated "The acquisition is consistent with Discas' vertical integration consolidation strategy. A long term supply agreement has been signed by the two companies whereby Ash-Kourt will continue to supply Discas with polypropylene feed stock."

         Mr. Tom Tomaszek, Vice President of Sales and Business Development for Discas, stated "With the establishment of the Discas Southeast plant, Discas will be positioned to increase its margins and customer base through lower raw material costs and substantially reduced transportation costs. We believe that this strategic expansion will allow Discas access to an abundant supply of low cost polypropylene from the textile, film, and fiber industries that are concentrated in this region." According to Tomaszek, "Discas Southeast will also be used as a manufacturing and distribution facility for Christie Products, Discas' agricultural container product line, which has numerous customers in the south."

         Earlier this week, Discas announced an expansion of its Christie Products subsidiary by signing a definitive agreement to purchase the nursery container product line from Union Products, Inc.

         Discas, Inc. is headquartered in Waterbury, Connecticut and has production facilities in Connecticut and New Jersey. The Company is a vertically integrated producer of proprietary plastic and rubber compounds and fabricated commercial products using a variety of prime materials. The Company has extensive expertise in polymer technology, and has commercialized proprietary formulations used in the footwear, aeronautic, military, automotive an consumer products sectors. The common stock and warrants of the Company are traded in the NASDAQ SmallCap Market under the symbols DSCS and DSCSW and on the Boston Stock Exchange under the symbols DSS and DSSW.

Contacts:    Ron Pettirossi, Chief Financial Officer, Discas      (203) 753-5147
             Mark N. Tyler, T.T. Communications                   (212) 962-3690